EXHIBIT 99.1

Akorn Appoints Randy Pollard as Interim Chief Financial Officer

LAKE FOREST, Ill., Aug. 4, 2015 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX) today announced the appointment of Randall Pollard as Chief Accounting Officer and Interim Chief Financial Officer. Mr. Pollard's appointment follows the departure of Timothy Dick, who has elected to step down as Senior Vice President and Chief Financial Officer to pursue other opportunities. The company has retained a national executive search firm to assist in the search for a permanent Chief Financial Officer.

Mr. Pollard joined Akorn as Vice President and Corporate Controller in April 2015 from Novartis Pharmaceuticals, where he served as the head of accounting and reporting for Novartis' generic division, Sandoz. During his tenure at Novartis, Mr. Pollard also served as Controller of Sandoz. Prior to Novartis/Sandoz, he served in various financial leadership roles at Wyeth and Mayne Pharma. Mr. Pollard began his career in public accounting at Arthur Andersen. Mr. Pollard is a Certified Public Accountant and holds a B.S. in Accounting from Pennsylvania State University and an MBA from Fairleigh Dickinson University.

"Tim has been a valued member of our management team and has been instrumental to our growth over the past six years," said Raj Rai, Akorn's Chief Executive Officer. "Tim has agreed to facilitate a smooth transition and Akorn wishes him the best of luck in his future endeavors."

About Akorn

Akorn, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and specialty non-sterile pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Factors that could cause or contribute to such differences include, but are not limited to: the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's periodic public filings with the Securities and Exchange Commission and in other written or oral investor communications. Other factors besides those listed there could also adversely affect our results. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward-looking statements.

CONTACT: Investors/Media:
         Dewey Steadman
         Executive Director, Investor Relations
         (847) 582-6923
         investor.relations@akorn.com